Exhibit 10.1

THIRD AMENDED AND RESTATED

ADVISORY SERVICES AGREEMENT

BETWEEN

AMERICAN MORTGAGE ACCEPTANCE COMPANY

AND

CHARTERMAC AMI ASSOCIATES, INC.

THIRD AMENDED AND RESTATED ADVISORY SERVICES AGREEMENT dated March 19, 2007 between American Mortgage Acceptance Company, a Massachusetts real estate investment trust (the “Company”), and CharterMac AMI Associates, Inc., a Delaware corporation (the “Advisor”). All capitalized terms used herein, and not otherwise defined, shall have the meanings ascribed to them in Section 10 hereof.

                W I T N E S S E T H:

WHEREAS, the Company is a business trust organized under the laws of the Commonwealth of Massachusetts, which has qualified as a real estate investment trust as defined in the Internal Revenue Code of 1986, as the same may be amended or modified from time to time (which, together with any regulations and rulings thereunder, is hereafter called the “Code”);

WHEREAS, the Company and Advisor originally entered into an Advisory Services Agreement dated as of March 29, 1993, which agreement was amended and restated pursuant to an Amended and Restated Advisory Services Agreement effective as of April 6, 1999, as amended on November 29, 2001, February 8, 2002, November 12, 2003 and June 9, 2004 and as further amended and restated pursuant to the Second Amended and Restated Advisory Services Agreement effective as of March 28, 2006, as amended on July 26, 2006 (the “Existing Advisory Services Agreement”), pursuant to which Advisor has been providing services to the Company;

WHEREAS, the Independent Trustees of the Company have approved certain changes to the Existing Advisory Services Agreement which will be effective on the date hereof;

WHEREAS, the Company desires to continue to avail itself of the experience, sources of information, advice, assistance and certain facilities available to Advisor and to have Advisor undertake on behalf of the Company the duties and responsibilities hereinafter set forth, subject to the provisions of this Agreement;

WHEREAS, Advisor is willing to render such services on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, IT IS AGREED that the Existing Advisory Services Agreement is amended and restated as follows:

1.            Duties of Advisor. The Company hereby continues to retain Advisor as the advisor of the Company to perform the services hereinafter set forth, and Advisor hereby accepts such appointment, subject to the terms and conditions set forth in this Agreement. In its performance of this undertaking and consistent with the provisions of the Company's Declaration of Trust and the Company's Investment and Conflicts Policy as in effect from time to time (“Company Investment Policy”) (a current copy of which is attached hereto as Exhibit A), Advisor shall:

(i)        obtain for the Company, furnish and/or supervise the services necessary to manage the day-to-day operations of the Company; and to perform all ministerial functions in connection therewith;

(ii)       seek out and present to the Company, whether through its own efforts or those of third parties retained by it or with which it contracts, suitable investment opportunities which are consistent with the investment objectives and policies of the Company Investment Policy as adopted by the Trustees from time to time;

(iii)      exercise absolute discretion, in decisions to evaluate, originate, acquire, structure, retain, sell, service and negotiate for the waiver, amendment, or modification of terms, prepayment or restructuring of mortgages and other investments of the Company and, if applicable, coordinate with government agencies and government sponsored entities in connection therewith;

(iv)      recommend investment opportunities consistent with the Company Investment Policy and negotiate on behalf of the Company with respect to potential investments and Company holdings or the disposition thereof;

(v)       establish and manage the Company’s securitization and capital markets programs;

(vi)      cause an Affiliate to serve as the owner of record for, or servicer of, the Company’s investments if such Affiliate is qualified to do so and in that capacity to hold escrows, if applicable, on behalf of mortgagors in connection with the servicing of mortgages, which it may deposit with various banks including banks with which it may be affiliated;

(vii)    obtain for, or provide to, the Company such other services as may be required in acquiring, holding or disposing of investments, disbursing and collecting the funds of the Company, paying the debts and fulfilling the obligations of the Company, and handling, prosecuting and settling any claims of the Company, including foreclosing and otherwise enforcing mortgages and other liens securing investments;

(viii)   obtain for, or provide to, the Company such services as may be required for property management, mortgage brokerage and servicing, and other activities relating to the investment portfolio of the Company;

(ix)    from time to time, or as requested by the Trustees, make reports to the Company as to its performance of the foregoing services; and

(x)       do all things necessary to assure its ability to render the services contemplated herein.

2.            Fiduciary Relationship. Advisor, as a result of its relationship with the Company pursuant to this Agreement, stands in a fiduciary relationship with the Shareholders of the Company.

3.            No Partnership or Joint Venture. The Company and Advisor are not partners or joint venturers with each other and nothing herein shall be construed to make them partners or joint venturers or impose any liability as such on either of them.

4.            Records. At all times, Advisor shall keep books of account and records relating to services performed hereunder, which books of account and records shall be accessible for inspection by the Company at any time during the ordinary business hours of Advisor.

5.            REIT Qualification. Anything else in this Agreement to the contrary notwithstanding, Advisor shall refrain from any action or omission (including, without limitation, furnishing or rendering services to tenants of property or managing or operating real property) which, in its sole judgment made in good faith, or, in the judgment of the Trustees, provided that the Trustees give Advisor written notice to such effect, which would (a) adversely affect the status of the Company as a real estate investment trust pursuant to Section 856 of the Code; (b) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, its assets or its securities, or (c) be prohibited by the Company's Declaration of Trust.

6.            Bank Accounts. Advisor may establish and maintain one or more bank accounts in the name of the Company or in its own name as agent for the Company and may collect and deposit in and disburse from any such account, any money on behalf of the Company, under such terms and conditions as the Trustees may approve, provided that no funds in such account shall be commingled with funds of Advisor. From time to time and upon appropriate request, Advisor shall render appropriate accounting of such collections and payments to the Trustee and the auditors of the Company.

7.            Bond. If required by the Trustees, Advisor will maintain a fidelity bond with a responsible surety company in such amounts as may be required by the Trustees, covering all officers and trustees of Advisor together with employees and agents of Advisor handling funds of the Company and investment documents or records pertaining to investments of the Company. Such bonds shall inure to the benefit of the Company in respect of losses from acts of such officers, trustees, employees and agents through theft, embezzlement, fraud, negligence, error or omission or otherwise. The premiums on such bonds shall be paid by the Company.

8.	Information Furnished Advisor.

(a)          Investment Policy. The Trustees shall, at all times, keep Advisor fully informed with regard to the then current Company Investment Policy including any specific types of investments desired, the desired geographical areas of investments, and any criteria or conditions established by the Trustees as to whether the Company will make a particular investment, the capitalization policy of the Company (including the policy with regard to the incurrence of indebtedness by the Company) and their intentions as to the future operations of the Company. In particular, the Trustees shall notify Advisor promptly of their intention to either sell or otherwise dispose of any of the Company's investments, to make any new investment, to incur any indebtedness or to issue any additional Shares in the Company. In the absence of direction by the Trustees, Advisor shall pursue such actions on behalf of the Company as Advisor shall reasonably determine to be in the best interests of the Company consistent with current Company Investment Policy.

(b)          Financial Statements. The Company shall furnish Advisor with a certified copy of all financial statements of the Company, a signed copy of each report prepared by the independent certified public accountants and such other information with regard to the Company's affairs as Advisor may from time to time reasonably request.

9.            Consultation and Advice. In addition to the services described above, Advisor shall consult with the Trustees and shall, at the request of the Trustees of the Company, furnish advice and recommendations with respect to other aspects of the business and affairs of the Company.

10.          Definitions. As used herein, the following terms shall have the meanings set forth below:

(a)          “Adjusted Funds From Operations” means net income (computed in accordance with GAAP) including realized gains (or losses) from debt restructuring and sales of assets, plus depreciation and amortization on real property, and after adjustments for unconsolidated partnerships and joint ventures.

(b)	“Advisor” shall mean CharterMac AMI Associates, Inc.

(c)          “Affiliate” shall mean (i) any Person directly or indirectly controlling, controlled by or under common control with another Person, (ii) any Person owning or controlling 10% or more of the outstanding voting securities or beneficial interests in such other Person, (iii) any officer, director, trustee, general partner or managing member of such Person, and (iv) if such other Person is an officer, director, trustee, general partner or managing member of another entity, then the entity for which that Person acts in any such capacity.

(d)          “Affiliated Programs” shall mean public or private investment partnerships or, any similar programs organized by a Sponsor, any successors to such programs or a combination of such programs.

(e)          “Agreement” shall mean this Third Amended and Restated Advisory Services Agreement.

(f)         “Annual Incentive Fee” shall have the meaning set forth in Section 12(b) of this Agreement.

(g)          “Asset Management Fee” shall mean the fees payable to Advisor pursuant to Section 11 of this Agreement.

(h)          “Code” shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent revenue laws (together with any regulations and rulings thereunder).

(i)           “Company” shall mean American Mortgage Acceptance Company, a Massachusetts business trust.

(j)           “Company Equity” means, for purposes of calculating the Asset Management Fee, for any month the sum of the net proceeds from any issuance of the Company’s Common Shares, after deducting any underwriting discounts and commissions and other expenses and costs relating to the issuance, plus (or minus) the Company’s retained earnings (or deficit) at the end of such month (without taking into account any non-cash equity compensation expense incurred in current or prior periods), which amount shall be reduced by any amount that the Company pays for repurchases of Common Shares; provided, that the foregoing calculation of Company Equity shall be adjusted to exclude one-time events pursuant to changes in GAAP, as well as non-cash charges after discussion between Advisor and the Independent Trustees and approval by a majority of the Independent Trustees in the case of non-cash charges.

(k)          “Company Indemnified Parties” shall have the meaning set forth in Section 17(c) of this Agreement.

(l)           “Company Investment Policy” shall have the meaning set forth in Section 1 of this Agreement.

(m)         “Declaration of Trust” shall mean the Third Amended and Restated Declaration of Trust of the Company, as amended and/or restated from time to time.

(n)          “Distributions” shall mean any cash distributed to Shareholders arising from their interest in the Company.

(o)          “Existing Advisory Services Agreement” shall have the meaning set forth in the Recitals of this Agreement.

(p)          “Fair Market Value” means, as of any date (the “Determination Date”) means: (i) the closing price of a Share on the American Stock Exchange or the New York Stock Exchange (collectively, the “Exchange”), on the Determination Date, or, if Shares were not traded on the Determination Date, then on the nearest preceding trading day during which a sale occurred; or (ii) if such Shares are not traded on the Exchange but are quoted on NASDAQ or a successor quotation system, (A) the last sales price (if the Shares are then listed as a National Market Issue under The Nasdaq National Market System) or (B) the mean between the closing representative bid and asked prices (in all other cases) for the Shares on the Determination Date as reported by NASDAQ or such successor quotation system; or (iii) if the Shares are not traded on the Exchange or quoted on NASDAQ but is otherwise traded in the over-the-counter, the mean between the representative bid and asked prices on the Determination Date; or (iv) if subsections (i)-(iii) do not apply, the fair market value established in good faith by the Trustees.

(q)          “GAAP” shall mean generally accepted accounting principles applied on a consistent basis.

(r)           “Independent Trustees” shall mean the Trustees who (i) are not affiliated, directly or indirectly, with Advisor, whether by ownership of, ownership interest in, employment by, any material business or professional relationship with, or service as an officer or director of Advisor, or its Affiliates, (ii) do not serve as a director or Trustee for more than two other REITs organized by the Sponsor, and (iii) perform no other services for the Company, except as Trustees. For this purpose, an indirect relationship shall include circumstances in which a member of the immediate family of a Trustee has one of the foregoing relationships with Advisor or the Company.

(s)          “Person” shall mean and include individuals, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies or associations, joint ventures, companies, trusts, banks, trust companies, land trusts, business trusts or other entities and governments and agencies and political subdivisions thereof.

(t)           “REIT” shall mean a corporation or trust which qualifies as a real estate investment trust described in Sections 856 through 860 of the Code (the “REIT provisions”).

(u)          “Servicing Fee” shall have the meaning set forth in Section 12(c) of this Agreement.

(v)	“Shareholder” shall mean a holder of the Shares.

(w)         “Shares” shall mean the shares of beneficial interest, par value $.10 per share, of the Company.

(x)          “Sponsor” shall mean any Person directly or indirectly instrumental in organizing, wholly or in part, the Company or any Person who will manage or participate in the management of the Company and any Affiliate of such Person, but does not include (i) any Person whose only relationship with the Company is that of an independent asset manager and whose only compensation from the Company is as such, and (ii) wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services.

(y)          “Trustees” shall mean, collectively, the Persons who constitute the Board of Trustees of the Company.

11.          Asset Management Fee. Advisor shall receive an asset management fee equal to 1.75% per annum of Company Equity for the first $300 million of Company Equity and 1.5% per annum of Company Equity in excess of $300 million. The Asset Management Fee shall be calculated and paid in cash monthly in arrears. Advisor shall make available the monthly calculation of the Asset Management Fee to the Company within fifteen (15) days following the last day of each calendar month, and the Company shall pay Advisor the Asset Management Fee within five (5) business days thereafter.

12.	Other Fees/Compensation to Advisor.
(a)	Origination Points; “Par” Mortgages.

(i)        Advisor shall be entitled to receive, with respect to each investment originated by the Company, the origination points, if any, paid by borrowers under mortgages or other loans made by the Company. In connection with the acquisition of investments for the Company, Advisor may also act as an advisor to third parties which participate with the Company in such investments and may receive origination points, if any, from such third parties or their borrowers.

(ii)       In the event Advisor is not entitled to an origination fee payable by the borrower under a loan originated for investment by the Company as a result of either (A) a borrower request to price a loan without origination fees, (B) an origination of a loan at par without origination fees, (C) an origination of a loan by a third party where Advisor is unable to obtain a separate origination fee or (D) a similar situation which results in the Company otherwise obtaining a market competitive investment, Advisor shall be entitled to an origination fee or a referral fee from the Company, as appropriate, provided such fee is consistent with industry practice, amount and terms.

(b)          Annual Incentive Fee. Advisor shall be entitled to receive incentive compensation for each fiscal year in an amount equal:

25% of the dollar amount by which

(1)          Adjusted Funds From Operations of the Company (before the Annual Incentive Fee) per Share (based on the weighted average number of Shares outstanding), excluding non-cash gains or losses due to the recording of fair value hedges exceeds

(2)          the weighted average of (x) $20 (the price per Share of the Company’s initial public offering) and (y) the prices per Share of any follow-on offerings by the Company multiplied by the greater of

(A) 9.0%; and

(B) the Ten-Year U.S. Treasury Rate plus 2% per annum,

multiplied by the weighted average number of Shares outstanding during such year.

Subject to any restrictions on the number of Shares that may be held by Advisor pursuant to the Company’s governing documents or law, a minimum of ten percent (10%) and a maximum of fifty percent (50%) of the Annual Incentive Fee, as established by the Board of Trustees of the Company in its sole discretion, may be paid in Shares using the Fair Market Value of the Shares as of the due date (without extension) of the Company’s Annual Report on Form 10-K for the fiscal year in question.

(c)          Servicing Fees. Advisor shall be entitled to a fee for servicing and special servicing the Company’s mortgage loans and other investments, inclusive of any expenses otherwise incurred by Advisor, equal to Advisor’s actual costs for performing such servicing (including, without limitation, costs of personnel employed by Advisor and its Affiliates to perform such servicing) but not less than .08% (i.e. 8 basis points) per annum of the principal balance of the related mortgage loan or other investment as of the day immediately preceding the payment date for the Servicing Fee (the “Servicing Fee”). In the event a mortgage loan or other investment is (i) tendered to Advisor for servicing or (ii) removed from servicing, the Servicing Fee shall be pro-rated for the number of days of the month in which the mortgage loan or other investment was serviced by Advisor. Advisor or its Affiliates shall enter into one or more servicing agreements with the Company and or its Affiliates consistent with the terms described herein.

(d)          Additional Servicing Income. As further compensation for servicing mortgage loans or other investments owned by the Company, Advisor shall be entitled to retain any net income and gain realized from the investment of funds deposited into accounts maintained in connection with the serviced mortgage loans or other investments, but shall not be entitled to late payment charges and default interest collected with respect to the mortgage loans or other investments and such amounts shall be payable to the Company.

13.          Statements. Prior to the payment of any fees hereunder, Advisor shall furnish to the Company a statement showing the computation of the fees and expenses, if any, payable to Advisor under Sections 11, 12 and 14 hereof.

14.	Compensation for Additional Services.

(a)          Property Management. In the event the Company forecloses on a property on which it holds a mortgage, the Company may be required to take over the management of the property. In such cases, Advisor or an Affiliate of Advisor may be retained to provide property management services at rates and on terms no less favorable to the Company than those customary for similar services, if such entity has knowledge of and experience in the area. In no case shall such fee (including all rent-up, leasing, and re-leasing fees and bonuses paid to any person) exceed 5% of the gross revenues from such properties.

(b)          Property Dispositions Following Foreclosure. If the Company forecloses on a property securing a mortgage and sells such property, Advisor or an Affiliate of Advisor may be entitled to a subordinated real estate commission equal to the lesser of (i) 3% of the gross sales price of such property received by the Company or (ii) one-half of the normal and competitive rate customarily charged by unaffiliated parties rendering similar services, provided, however, such fees shall be paid only if Advisor or Affiliate thereof provides a substantial amount of services in the sales effort.

15.	Expenses of the Company.

(a)          Company Expenses. Subject to subsection (b) below the Company shall pay all of its expenses, except those set forth in paragraph 16 hereof. Without limiting the foregoing, it is specifically agreed that the following expenses of the Company shall be paid by the Company and shall not be borne by Advisor:

(i)	the cost of money borrowed by the Company;

(ii)       taxes an income and taxes and assessments on real property and all other taxes applicable to the Company;

(iii)     fees and expenses paid to independent contractors, mortgage servicers, consultants, managers and other agents employed by or on behalf of the Company;

(iv)      expenses directly connected with the ownership, and disposition of investments, or other property and with the origination or purchase of investments (including the costs of foreclosure, insurance premiums, legal services, brokerage and sales commissions, maintenance, repair and improvement of property);

(v)       expenses of maintaining and managing real estate equity interests, processing and servicing mortgage and other loans and managing the Company's other investments;

(vi)      insurance coverage in connection with the business of the Company (including officers' and trustees' liability insurance);

(vii)    the expenses of revising, amending, converting, modifying the Company's organizational documents or merging, consolidating or terminating the Company;

(viii)   expenses connected with payments of interest or Distributions in cash or any other form made by the Company to Shareholders;

(ix)      all expenses connected with communications to Shareholders and other bookkeeping and clerical work necessary in maintaining relations with the Shareholders, including the cost of printing and mailing certificates for securities, proxy solicitation materials and reports to holders of the Company's securities;

(x)       the cost of any accounting, statistical or bookkeeping equipment necessary for the maintenance of the books and records of the Company;

(xi)	transfer agent's and registrar's fees and charges;

(xii)    other legal, accounting and auditing fees and expenses as well as any costs incurred in connection with any other litigation in which the Company is involved and in the examination, investigation or other proceedings conducted by any regulatory agency with respect to the Company; and

(xiii)  all expenses relating to any office or office facilities maintained by the Company or any Subsidiary exclusive of the main office of Advisor, including, without limitation, rent, telephones, utilities, office furniture, equipment, machinery and other office expenses for any persons employed by the Company.

(b)          Reimbursement of Advisor. The Company shall reimburse Advisor and its Affiliates for

(i)        the actual costs to Advisor or its Affiliates of goods, materials and services used for and by the Company obtained from unaffiliated parties including, without limitation, travel, advertising and listing expenses in connection with the acquisition, sale or other disposition, management and oversight of the Company’s assets;

(ii)       a pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of Advisor and its Affiliates required for the Company’s operations

(iii)      administrative services necessary to the operation of the Company; and

(iv)      other than with respect to the servicing of the Company’s mortgage loans or other investments for which a Servicing Fee is paid, the actual allocated costs of those personnel employed by Advisor and its Affiliates that are directly involved in (a) the organization and business of the Company; (b) the operation of the Company's business; (c), the acquisition, sale or other disposition, management and oversight of the Company’s assets (other than servicing and special servicing, which servicing is included in the Servicing Fee); and (d) legal, accounting, transfer agent, reinvestment and redemption plan administration, data processing, duplicating and investor communications services with respect to the Company.

The amounts charged to the Company for services performed pursuant to clauses (iii) and (iv) above will not exceed the lesser of (a) the actual cost of such services, or (b) the amount which the Company would be required to pay to independent parties for comparable services. No reimbursement will be allowed to Advisor or its Affiliates for services performed pursuant to clauses (iii) and (iv) above unless Advisor or its Affiliates have the appropriate experience and expertise to perform such services.

16.          Expenses of Advisor. Except as set forth in Section 15(b) and without regard to the amount of compensation received hereunder by Advisor, Advisor shall bear the following expenses: employment expenses of Advisor's or its Affiliates' personnel (including stockholders and directors and officers thereof and employees of the Company who are Trustees, officers and employees of Advisor), including, but not limited to, fees, salaries, wages, payroll taxes, travel expenses and the cost of employee benefit plans and temporary help expenses.

17.	Advisor Authority; Advisor and Company Indemnification.

(a)          Advisor Authority. In performing its obligations hereunder, Advisor shall, except as otherwise provided herein and subject to the terms of this Agreement,

have full power and authority, acting alone, to take any and all actions in connection with the performance of such obligations that it deems necessary or appropriate. Without limiting the generality of the foregoing, Advisor is hereby authorized and empowered by the Company, when Advisor deems it appropriate in its best judgment, to execute and deliver, on behalf of, and in the name of, the Company, any and all documents or instruments necessary to the performance by Advisor of its obligations hereunder, subject to the limitations otherwise set forth herein regarding any requirement of approval of the Trustees and/or the Independent Trustees. In connection with the performance of such obligations Advisor shall act as agent for the Company with full authority to enter into agreements on behalf of the Company, including but not limited to commitments to make loans or other investments. Any person or entity doing business with the Company may rely upon a certificate of an officer or other designated employee of Advisor as to its authority to act pursuant to this Agreement. Anything herein to the contrary notwithstanding, however, Advisor shall not be obligated to take, or to refrain from taking, any action to the extent that Advisor determines in its reasonable and good faith judgment that such action or inaction may cause a violation of applicable laws, regulations, codes, ordinances, court orders or covenants or agreements to which either Advisor or the Company may be subject.

(b)          Indemnification of Advisor. The Company agrees to indemnify Advisor, its Affiliates and any director, officer, employee or agent of Advisor and hold them harmless against any loss, liability, damage or expense, including reasonable attorneys’ fees, incurred in connection with any legal action, claim, investigation or proceeding relating to this Agreement, Advisor’s performance hereunder or any specific action that the Company authorized or requested Advisor to perform pursuant to this Agreement, except for any loss, liability, damage or expense incurred by reason of Advisor’s willful misfeasance, bad faith, negligence or negligent disregard of duties. Advisor shall immediately notify the Company if a claim is made by a third party with respect to this Agreement or Advisor’s performance hereunder entitling Advisor to indemnification hereunder, whereupon the Company shall assume the defense of any such claim (with counsel reasonably satisfactory to Advisor) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Company shall not affect any rights that Advisor may have to indemnification under this Agreement or otherwise, unless the Company’s defense of such claim is materially prejudiced thereby. Such indemnity shall survive the termination of this Agreement or the resignation or removal of Advisor hereunder. Any expenses incurred or indemnification payments made by the Company shall be reimbursed by the party so paid, if a court of competent jurisdiction makes a final, non-appealable judgment that Advisor acted with willful misfeasance, bad faith or negligence or in negligent disregard of its duties and caused the loss, liability, or expense for which such indemnification payments were made.

(c)          Indemnification of the Company. Advisor agrees to indemnify the Company, its Affiliates, and any director, officer, employee or agent thereof (the “Company Indemnified Parties”), and hold them harmless against any and all claims, losses, damages, liabilities, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that the Company Indemnified Parties may sustain arising from or as a result of the willful misfeasance, bad faith or negligence in the performance of any of Advisor’s duties hereunder or negligent disregard by Advisor of its duties hereunder. The Company shall immediately notify Advisor if a claim is made by any

Person with respect to this Agreement or Advisor’s performance hereunder entitling any of the Company Indemnified Parties to indemnification under this Agreement whereupon Advisor shall assume the defense of any such claim (with counsel reasonably satisfactory to the applicable the Company Indemnified Parties) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify Advisor shall not affect any rights the Company Indemnified Parties may have to indemnification under this Agreement or otherwise, unless Advisor’s defense of such claim is materially prejudiced thereby. The indemnification provided herein shall survive the termination of this Agreement and the resignation or termination of Advisor. Any expenses incurred or indemnification payments made by Advisor shall be reimbursed by the party so paid, if the issue of whether Advisor acted with willful misfeasance, bad faith or negligence, or negligent disregard of its duties, is litigated, and a court of competent jurisdiction in such litigation makes a final, non-appealable judgment that does not find that Advisor acted with willful misfeasance, bad faith or negligence or negligent disregard of its duties.

(d)          Indemnification Process. In any proceeding for which either party (or any Affiliate, director, officer, employee or agent thereof) is indemnified as provided in this Agreement, the indemnified party shall have the right to retain their own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified parties unless (i) the indemnifying party and the indemnified parties shall have agreed to the retention of such counsel, (ii) the named parties to any such proceeding (including any impleaded parties) included both the indemnifying party and the indemnified parties and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (iii) the indemnifying party shall have failed to designate within a reasonable period of time counsel reasonably satisfactory to the indemnified parties (in which case the fees and expenses shall be paid by the indemnifying party as incurred by the indemnified parties). In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel ) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. An indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent. However, if settled with such consent or if there shall be a final judgment for the plaintiff, the indemnifying party shall indemnify the indemnified parties from and against any loss or liability by reason of such settlement or judgment. If an indemnifying party assumes the defense of any proceeding, it shall be entitled to settle such proceeding with the consent of the indemnified parties or, if such settlement (i) provides for an unconditional release of each indemnified party in connection with all matters relating to the proceeding that have been asserted against such indemnified party in such proceeding by the other parties to such settlement and (ii) does not require an admission of fault, liability, wrongdoing or criminal activity by any indemnified party, without the consent of such indemnified party.

18.          Other Activities of Advisor. Nothing in this Agreement shall prevent Advisor or any of its Affiliates from engaging in other business activities related to real estate, mortgage investments or other investments whether similar or dissimilar to those made by the Company or from acting as advisor to any other person or entity having investment policies whether similar or dissimilar to those of the Company (including another real estate investment trust). However, before Advisor, its stockholders, their officers and directors, and any person controlled by the stockholders of Advisor or their officers and directors may take advantage of an opportunity for their own account or present or recommend it to others (except for the presentation and recommendation of equally suitable investment opportunities to Affiliated Programs, which shall be governed by the procedures set forth in the Company Investment Policy), they are obligated to present the investment opportunity to the Company if (A) such opportunity is within the Company's investment objectives and policies, (B) such opportunity is of a character which could be taken by the Company, and (C) the Company has the financial resources to take advantage of such opportunity.

19.	Term; Termination of Agreement .

(a)          Term. This Agreement shall remain in full force through March __, 2008, unless terminated by the Company or Advisor as set forth below, and shall be renewed automatically for successive one (1) year periods thereafter, until this Agreement is terminated in accordance with the terms hereof.

(b)          Non-Renewal. Either party may elect not to renew this Agreement at the expiration of the initial term or any renewal term for any or no reason by notice to the other party at least six (6) months prior to the end of the term.

(c)          Voluntary Termination. Either party may terminate this Agreement or any reason or no reason upon prior written notice to the other party (1) in the case of the Company, at least six (6) months prior to the end of the term, and (2) in the case of Advisor, at least three (3) months prior to the end of the term.

(d)          Termination by the Company. The Company may terminate this Agreement effective sixty (60) days after notice of termination from the Company to Advisor in the event that any act of fraud, misappropriation of funds, or embezzlement against the Company or other willful and material violation of this Agreement by Advisor in its corporate capacity (as distinguished from the acts of any employees of Advisor which are taken without the complicity of any of the executive officers of Advisor); provided, that such willful and material violation continues for a period of thirty (30) days after written notice thereof specifying such violation and requesting that the same be remedied in such thirty (30) day period.

(e)          Termination by Advisor. Advisor may terminate this Agreement effective upon sixty (60) days prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant in this Agreement and such default shall continue for a period of thirty (30) days after written notice thereof specifying such default and requesting that the same be remedied in such thirty (30) day period.

(f)           Termination Fees. In the event the Agreement is not renewed by the Company or is terminated under Section 19(b) or 19(e), the Company shall pay Advisor on the termination date: (A) if the termination date occurs on or prior to March 28, 2010, a termination fee equal to (1) four times the Asset Management Fee Advisor would have been entitled to receive from the Company during the 4-calendar quarter period immediately preceding the effective date of such termination, plus (2) four times the Annual Incentive Fee Advisor would have been entitled to receive from the Company during the 4-calendar quarter period immediately preceding the effective date of such termination; or (B) if the termination date occurs after March 28, 2010, the greater of (1) (a) two times the Asset Management Fee Advisor would have been entitled to receive from the Company during the 4-calendar quarter period immediately preceding the effective date of such termination, plus (b) two times the Annual Incentive Advisor would have been entitled to receive from the Company during the 4-calendar quarter period immediately preceding the effective date of such termination or (2) a fee equal to the market rate termination fee payable to outside advisors of real estate investments trusts. The Company's obligation to pay a termination fee shall survive the termination of this Agreement.

(g)          Survival. If this Agreement is terminated pursuant to this Section 19, such termination shall be without any further liability or obligation of either party to the other, except as otherwise expressly provided herein.

(h)          Dispute Resolution. If the Company and Advisor are unable to reach an agreement regarding the fees payable to Advisor upon renewal of this Agreement pursuant to Section 19(a) or the amount of the applicable market-rate termination fee pursuant to Section 19(e)(B)(2), any such dispute shall be settled and determined by arbitration in New York City before a panel of three arbitrators (who shall be required to be members in good standing of the American Arbitration Association) pursuant to the Commercial Rules then in effect of the American Arbitration Association. The parties agree that the arbitrators shall have the power to award damages, preliminary or permanent injunctive relief and reasonable attorneys’ fees and expenses to any party in such arbitration. The arbitration award shall be final and binding upon the parties and judgment thereon may be entered in any court having competent jurisdiction thereof. The arbitrators shall be governed by and shall apply the substantive law of the State of New York in making their award.

20.          Amendments. This Agreement shall not be changed, modified, terminated or discharged in whole or in part except by an instrument in writing signed by both parties hereto, or their respective successors or permitted assigns, or otherwise as provided herein.

21.          Assignment. This Agreement may not be assigned by Advisor without the written consent of the Company, except to a corporation or other person which controls, is controlled by, or is under common control with Advisor, or a corporation, association, trust or other successor organization which may take over the property and carry on the affairs of Advisor. Any assignee of Advisor shall be bound hereunder to the same extent as Advisor. This Agreement shall not be assigned by the Company without the written consent of Advisor, except to a corporation, association, trust or other organization which is a successor to the Company. Such successor shall be bound hereunder to the same extent as the Company. Notwithstanding anything to the contrary contained herein, the economic rights of Advisor hereunder, including the right to receive all compensation hereunder, may be sold, transferred or assigned by Advisor without the consent of the Company.

22.          Action Upon Termination. From and after the effective date of termination of this Agreement, pursuant to Section 19 hereof, Advisor shall not be entitled to compensation for further service rendered hereunder but shall be paid all compensation and reimbursed for all expenses accrued through the date of termination and any termination fees payable under Section 19. Advisor shall forthwith upon such termination:

(a)          pay over to the Company all moneys collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(b)          deliver to the Company a full accounting, including a statement showing all payments collected by it and a statement of all moneys held by it, covering the period following the date of the last accounting furnished to the Company; and

(c)          deliver to the Company all property and documents of the Company then in the custody of Advisor.

23.          Incorporation of the Declaration of Trust. To the extent the Declaration of Trust imposes obligations or restrictions on Advisor or grants Advisor certain rights which are not set forth in this Agreement, Advisor shall abide by such obligations or restrictions and such rights shall inure to the benefit of Advisor with the same force and effect as if they were set forth herein.

24.	Miscellaneous.

(a)          Limitation of Liability. Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith, and shall not be responsible for any action of the Company in following or declining to follow any advice or recommendations of Advisor. Neither Advisor nor its directors, officers and employees shall be liable to the Company, the Shareholders or to any successor or assignee of the Company, except by reason of acts constituting bad faith, gross negligence or reckless disregard of their duties. This shall in no way affect the standard for indemnification but shall only constitute a standard of liability. The duties to be performed by Advisor pursuant to this Agreement may be performed by it or by its officers, directors or employees or by Affiliates of the foregoing under the direction of Advisor or delegated to unaffiliated third parties under its direction.

(b)          Non-Recourse. Advisor shall look solely to the assets of the Company for satisfaction of all claims against the Company, and in no event shall any Shareholder of the Company have any personal liability for the obligations of the Company under this Agreement.

(c)          Calculations. All calculations made in accordance with this Agreement (other than those calculations which by their terms are not based on GAAP) shall be based on statements (which may be unaudited, except as specifically provided herein) prepared on an accrual basis consistent with GAAP, regardless of whether the Company may also prepare statements on a different basis.

25.          Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing, and shall be given by delivering such notice by hand or by certified mail, return receipt requested, postage pre-paid, at the following addresses of the parties hereto:

American Mortgage Acceptance Company

625 Madison Avenue

New York, New York 10022

Attn.: President

CharterMac AMI Associates, Inc.

625 Madison Avenue

New York, New York 10022

Attention: President

Either party may at any time change its address for the purpose of this Section 25 by like notice.

26.          Headings. The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

27.          Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect.

IN WITNESS WHEREOF, the undersigned have caused this agreement to be signed as of the day and year first above written.

AMERICAN MORTGAGE ACCEPTANCE COMPANY

By:
Name:
Title:

CHARTERMAC AMI ASSOCIATES, INC.

By:
Name:
Title:

EXHIBIT A

INVESTMENT AND CONFLICTS POLICY OF

AMERICAN MORTGAGE ACCEPTANCE COMPANY

Introduction

Pursuant to Section 6.2 of the Third Amended and Restated Declaration of Trust (the “Trust Agreement”) of American Mortgage Acceptance Company (the “Company”), Advisor is obligated to present an investment opportunity to the Company before Advisor may take advantage of such opportunity for its own account or present or recommend it to others if (i) such opportunity is of a character which could be taken by the Company, (ii) such opportunity is compatible with the Company’s investment objectives and policies and (iii) the Company has the financial resources to take advantage of such opportunity.

In June 2005, the Company’s shareholders approved amendments to the Company’s Trust Agreement which granted to the Company’s Board of Trustees greater flexibility in determining the Company’s investment objectives and policies. The amendments also have the effect of significantly expanding the scope of investment opportunities in which the Company can invest and may overlap with existing investment opportunities that Advisor has previously pursued on behalf of itself and its Affiliates.

In light of the foregoing, the Board of Trustees of the Company, by the vote of its independent trustees, has adopted this Investment and Conflicts Policy in order to assist Advisor in fulfilling its obligations under Section 6.2 of the Trust Agreement by setting forth (i) the Company’s investment objectives and policies and (ii) a policy for dealing with conflicts of interests and overlapping investment opportunities with respect to the allocation of various asset by Advisor and its Affiliates among the Company, customers of Affiliates of Advisor and funds managed by Affiliates of Advisor.

Capitalized terms used but not defined herein shall have the meanings specified in the bylaws of the Company.

Investment Policy

The Company’s investment policy is to

•	implement the investment objectives set forth in Article V of the bylaws of the Company (attached hereto as Exhibit A).

•	invest in assets which

o	can generate a return on equity (“ROE”) in accordance with the ROE goals set by the Board of Trustees in consultation with Advisor.

o	can be held by the Company as either (i) a portfolio investment or (ii) in connection with future on balance sheet securitizations to be sponsored by the Company
o	permit the Company to pledge the asset to secure collateralized borrowings and meet the capital requirements resulting from the purchase and financing of the asset
o	optimize the level of credit risk and other risks of loss associated with each investment
o	diversify the Company's portfolio of assets to avoid undue geographic, issuer/borrower, industry, property type and other types of concentrations.

•

In determining whether an investment opportunity is compatible with the Company’s investment objectives and policies and should be presented to, the Company (as opposed to Affiliates of Advisor), Advisor may take into account each borrower’s requirements and preferences in determining whether an asset should be presented to the Company, and shall not be required to present an investment to the Company first should the borrower prefer a capital markets execution that is not consistent with, or a part of, the Company’s investment objectives and policies.

Conflicts Policy

Advisor has subcontracted with CharterMac Capital LLC (“CharterMac Capital”) to provide the services which Advisor is required to provide under Advisory Agreement. Under Advisory Agreement, Advisor and CharterMac Capital are permitted to act as advisor to any other person or entity who has investment policies similar to the Company’s, including CharterMac Mortgage Capital Corporation , CharterMac Mortgage Partners Corp. and ARCap Real Estate Special Situations Mortgage Fund, L.L.C. (“ARESS”) as well as other affiliates of Advisor and CharterMac Capital.

In order to clarify Advisor’s and CharterMac Capital’s obligations in the event an investment opportunity presents a potential conflict, the Board of Trustee has adopted the following policy with regard to investment opportunities that present potential conflicts:

•	With respect to ARESS, the Board of Trustees, including a majority of the independent trustees, has adopted the Participation Arrangement as set forth on Exhibit 1.

•

With respect to other affiliates of Advisor and CharterMac Capital, if the making of an investment appears equally appropriate for the Company and the affiliated entities, the investment either will be (i) allocated to one of such entities on a basis of rotation with the initial order of priority determined by the dates of formation of the entities or (ii) the subject of a programmatic participation agreement approved by the independent trustees.

                Subject to the limitations contained in this Investment and Conflicts Policy, Advisor shall be protected in taking for its own account or recommending to others any such particular investment opportunity.

EXHIBIT 1

AMAC/ARESS PARTICIPATION ARRANGEMENT

Introduction

American Mortgage Acceptance Company (“AMAC”) and ARCap Real Estate Special Situations Mortgage Fund, L.L.C. (“ARESS”, and together with AMAC, the “Companies”) pursue overlapping real estate finance investment opportunities. Both AMAC and ARESS will be advised or managed by affiliates of CharterMac when CharterMac completes its proposed acquisition of ARCap Investors, L.L.C. (the “Transaction”). The advisor of AMAC (the “Advisor”) and the managing member of ARESS (the “Managing Member”) are each required, subject to certain exceptions, to show investment opportunities to their respective Companies on an exclusive or first-look basis.

In light of the foregoing, AMAC and ARESS propose to enter into an arrangement for participation in investments which meet the investment criteria of each of the Companies, subject to the closing of the Transaction, in order to (a) assist Advisor and the Managing Member in fulfilling their respective obligations under the exclusivity provisions governing them and align their overlapping investment policies, (b) structure an investment arrangement that will efficiently deploy the resources of both Companies and achieve synergies and (c) provide a policy for dealing with conflicts of interests that may arise.

AMAC and ARESS Investment Goals

Below are summaries of the respective investment goals of AMAC and ARESS which reflect their overlapping investment goals:

AMAC. AMAC invests in a wide range of real estate financing opportunities, including first mortgage loans, B-notes, uninsured mezzanine loans, construction loans, subordinated interests in first mortgage loans and bridge loans. Additionally, AMAC invests in subordinate commercial mortgage backed securities (“CMBS”) and may invest in other real estate assets. AMAC seeks to invest in assets which can generate a return on equity (“ROE”) in accordance with the ROE goals set by its Board of Trustees in consultation with Advisor and can be held by the Company as either (i) a portfolio investment or (ii) in connection with future on balance sheet securitizations to be sponsored by the Company.

ARESS. ARESS invests in three primary asset classes: (i) bridge loans secured by first mortgages for the refinance of commercial properties with existing loans; (ii) B-notes secured by commercial real estate and (iii) mezzanine loans secured by interests in entities owning commercial real estate. The investment objective of ARESS is to seek high-yield returns through financing in special situations. The Managing Member will seek to provide ARESS’ investors with current cash-on-cash leveraged returns between 8% and 11% and internal rates of return to investors over the life of the fund in excess of 12%.

Exclusivity Provisions

AMAC. Pursuant to Section 6.2 of the Third Amended and Restated Declaration of Trust of AMAC, Advisor is obligated to present an investment opportunity to AMAC before Advisor may take advantage of such opportunity for its own account or present or recommend it to others if (i) such opportunity is of a character which could be taken by AMAC, (ii) such opportunity is compatible with AMAC’s investment objectives and policies and (iii) AMAC has the financial resources to take advantage of such opportunity.

ARESS. Pursuant to the ARESS fund documents, neither the Managing Member nor any affiliate of the Managing Member may act as a fund sponsor, consultant, advisor or investor with respect to any business which invests in bridge loans, B-notes or mezzanine loans until such time as 90% of the aggregate capital commitments of the ARESS investors have been deployed by ARESS; although ARCap may solicit subscriptions for future funds to invest in such instruments once 75% of the aggregate capital commitments have been deployed by ARESS.

Participation Arrangement

Advisor and the Managing Member propose to address the exclusivity provisions and the Companies’ overlapping investment goals by entering into a programmatic arrangement pursuant to which each of the Companies will participate equally in investment opportunities which meet the investment criteria of both Companies. Approval of each investment would still be determined under the governing instruments of each of the Companies, except that approval of the co-investment would be approved on a programmatic basis, i.e. each individual investment on a pari passu basis would not require separate approvals, but rather a blanket approval for co-investment would be granted by Advisory Board of ARESS and the independent trustees of AMAC.

Proposed investments would be reviewed in accordance with the respective investment criteria of the Companies. An investment committee consisting of selected members of senior management of both ARCap and CharterMac would ensure that the criteria have been met. In the event a particular investment meets targeted returns and other investment criteria of both Companies, each will make the investment on a 50/50 basis. In the event a particular investment does not support target rates of return or otherwise fails to meet the investment criteria established for a particular Company or a Company is unable to fund a participation due to unavailability of capital, the investment would either be rejected by both investment advisors or the Company for which the investment was suitable would be free to take the entire investment or participate it with a third party.

In the event both Companies agree to participate in an investment a joint participation agreement would be executed and would contain standardized terms. Each Company would be free to leverage its investment in the loan participation with its respective lender or alternatively, a line of credit may be established for both Companies to finance participated loans.

ARCap Servicing Inc. (“ASI”) will be named as the servicer for all loans held by either Company and will only be entitled to receive the compensation set forth in the respective governing documents of the Companies. Each of ARCap and CharterMac will be entitled to retain their respective management fees.

The preferred exit strategy for participated loans will be a CDO. The Companies may choose to execute either a joint CDO (which they would assuredly do to the extent assets are held jointly) or separate CDO’s. To the extent assets are separately contributed to a CDO (which may include separate classes of assets, e.g. CMBS, whole loans and B-notes or mezzanine loans), the parties contributing such assets would share in CDO proceeds based upon either (a) the market value of the contributed asset or (b) “value added” by the contributed asset (incremental rating/value analysis performed by rating agencies. Advice of one or more investment bankers will be sought in order to ensure fair valuation and asset risk in accordance with market standards.

The combination of the CharterMac and ARCap origination teams should result in a much broader and bigger array of product being available to both Companies. The origination teams will be employed by CharterMac Mortgage Capital and all originators will be eligible to participate in incentive compensation programs established by either of the Companies. The ability to deploy capital into quality investments on the part of both Companies should be enhanced through the combined efforts of both origination teams.

Conflicts Policies

Each of the investment advisors will be required to adhere to the conflicts policies which they have independently developed. AMAC has adopted a conflicts policy to clarify the obligations of its advisor (and the affiliates of its advisor) with regard to investment opportunities that present potential conflicts. The AMAC conflicts policy provides that if the making of an investment appears equally appropriate for AMAC and an affiliate of Advisor, the investment will be allocated to one of such entities on a basis of rotation with the initial order of priority determined by the dates of formation of the entities. The joint participation program with ARESS would constitute an exception to this policy. In the case of ARCap, it has developed a thorough conflicts policy which provides for, among other things, (i) adherence to Pooling and Servicing Agreements governing CMBS investments which are serviced by ASI , (ii) standardization of intercreditor agreements, (iii) reliance upon outside appraisers and (iv) development of independent analysis by loan level servicing and origination personnel.